Exhibit 99.1

Kohl’s Corporation Announces Upsize and Early Tender Results for Cash Tender Offer

Menomonee Falls, Wis., April 12, 2021 / PRNewswire / — Kohl’s Corporation (NYSE: KSS) announced today the upsize and early tender results as of 5:00 p.m., New York City time, April 9, 2021 (the “Early Tender Deadline”) for the previously announced cash tender offer (the “Tender Offer”) for its 9.500% Notes due 2025, 4.250% Notes due 2025, 4.750% Notes due 2023 and 3.250% Notes due 2023 (collectively, the “Notes”).

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline is set forth in the table below.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered
9.500% Notes due 2025	500255AW4	$600,000,000	1	$486,979,000
4.250% Notes due 2025	500255AU8	$649,921,000	2	$297,375,000
4.750% Notes due 2023	500255AT1	$184,355,000	3	$73,426,000
3.250% Notes due 2023	500255AS3	$350,000,000	4	$186,105,000

Kohl’s further announced today that it has increased the maximum aggregate principal amount of Notes it may purchase in Tender Offer from $1,000,000,000 to $1,043,885,000 (the “New Maximum Amount”), which is the aggregate principal amount of Notes that had been validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline. Based on the New Maximum Amount, Kohl’s expects to accept for purchase all of the Notes validly tendered and not withdrawn at or prior to the Early Tender Deadline. The settlement for the Tender Offer is expected to take place on April 13, 2021 (the “Settlement Date”). Holders whose Notes are accepted for purchase will receive the Total Consideration (as defined in the Offer to Purchase dated March 29, 2021 (the “Offer to Purchase”)), to be calculated at 10:00 a.m., New York City time, today by BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, the Lead Dealer Managers, and to be announced by separate release later today. As previously announced, withdrawal rights for the Tender Offer expired at 5:00 p.m., New York City time, on April 9, 2021.

The Tender Offer will expire at 11:59 p.m., New York City time, on April 23, 2021, unless extended (such date and time, as the same may be extended, the “Expiration Time”). However, as Kohl’s intends, subject to terms and conditions of the Tender Offer, to accept for purchase the New Maximum Amount of Notes on the Settlement Date, further tenders of Notes prior to the Expiration Time will only be accepted for purchase if Kohl’s further amends the Tender Offer to increase the New Maximum Amount above the amount of Notes tendered as of the Early Tender Deadline. Kohl’s reserves the right, but is under no obligation, to increase the New Maximum Amount. Subject to applicable law, the Tender Offer may be amended, extended, terminated or withdrawn with respect to one or more series of Notes.

The obligation of Kohl’s to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions of the Tender Offer,” including, among other things, Kohl’s having issued not less than $400,000,000 in aggregate principal amount of new indebtedness through one or more new debt financing transactions on terms reasonably satisfactory to the Company (the “Financing Condition”). The Financing Condition was satisfied on March 31, 2021. On such date, Kohl’s issued $500,000,000 aggregate principal amount of its 3.375% Notes due 2031. Amounts payable in excess of this amount in connection with the Tender Offer are intended to be paid with the Company’s cash on hand.

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are serving as the Lead Dealer Managers for the Tender Offer. MUFG Securities Americas Inc. and U.S. Bancorp Investments, Inc. are serving as the Co-Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to BofA Securities, Inc., collect at 1-(980) 387-3907 or debt_advisory@bofa.com, J.P. Morgan Securities LLC, toll free at 1-(866) 834-4666 or collect at 1-(212) 834-4045 and Morgan Stanley & Co. LLC, toll free at 1-(800) 624-1808 or collect at 1-(212) 761-1057.

Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, 1-(212) 269-5550; all others toll free at 1-(877) 478-5044 or at the following email: kss@dfking.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “strategy,” “preliminary,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute on and realize the benefits of our strategic plan, market conditions beyond our control, including the ongoing and evolving impact of the COVID-19 pandemic, that may negatively impact our stock price vis-à-vis industry analyst expectations and the risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

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